As filed with the Securities and Exchange Commission on November 16, 2004.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMMUNICATIONS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0957999
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

213 South Main Street

Hector, Minnesota 55342

(Address of principal executive offices and zip code)

COMMUNICATIONS SYSTEMS, INC. STOCK PLAN

(Full title of the Plan)

Copy to:
Paul N. Hanson	Richard A. Primuth
Vice President and Chief Financial Officer	Rebecca B. Sandberg
Communications Systems, Inc.	Lindquist & Vennum P.L.L.P.
213 South Main Street	4200 IDS Center
Hector, Minnesota 55342	80 South 8th Street
(320) 848-6231	Minneapolis, MN 55402
(Name, address and telephone number, including area code, of agent for service)	(612) 371-3211

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.05 par value per share	600,000 shares	$11.05	(1)	$6,630,000	(1)	$840.02

(1)                                  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average high and low sale price of the Company’s Common Stock on the American Stock Exchange on November 9, 2004.

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT

BY REFERENCE

                A Registration Statement on Form S-8 (File No. 33-60930) was filed with the Securities and Exchange Commission (“SEC”) on April 12, 1993 covering the registration of 400,000 shares (as adjusted for a stock split in 1993) initially authorized for issuance under the Company’s Stock Plan (the “Plan”).  A Registration Statement on Form S-8 (File No. 33-99566) was filed with the SEC on November 17, 1995 covering the registration of an additional 500,000 shares authorized for issuance under the Plan.  A Registration Statement on Form S-8 (File No. 333-92063) was filed with the SEC on December 3, 1999 covering the registration of any additional 1,000,000 shares authorized for issuance under the Plan.  Pursuant  to  General Instruction  E  of  Form  S-8  and Rule  429,  this  Registration Statement is being filed to register an additional 600,000 shares authorized under the Plan.  An amendment to the Plan to  increase the  reserved and authorized number of shares under the  Plan  by 600,000  was  authorized by the Company’s Board of  Directors on March 4, 2004 and approved by the  Company’s shareholders on May 20, 2004.  The contents of the prior Registration Statements are incorporated herein by reference.

PART I

                Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement and such information will be given to employees as specified by Rule 428(b)(1).

PART II

Item 3.  Incorporation of Documents by Reference.

                The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

                                                (a)           The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2003.

                                                (b)           The Definitive Proxy Statement dated April 12, 2004 for the Annual Meeting of Shareholders held on May 20, 2004.

                                                (c)           The Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

                                                (d)           The Company’s Current Reports on Form 8-K filed on March 11, 2004, May 5, 2004, August 5, 2004, and November 2, 2004;

                                                (e)           The description of the Company’s Common Stock as set forth in the Company’s Registration Statement on Form S-1 dated June 17, 1983 (Registration No. 2-84100), including any amendment or report filed for the purpose of updating such description.

                All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

                The description of the Company’s Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

Item 5. Interests of Named Experts and Counsel.

                Not applicable.

Item 6. Indemnification of Directors and Officers.

                The Company Bylaws provide that the Registrant shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in Section 302A.521 of the Minnesota Business Corporation Act.

                The Registrant’s Bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the Bylaws pursuant to, and to the extent described in, an agreement between the Company and such person, or as otherwise determined by the Board of Directors in its discretion.

                Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organization, reasonably believed that the conduct was not opposed to the best interests of the corporation.  In addition, Section 302A.521, Subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

                Not applicable.

Item 8. Exhibits.

                Exhibit

                4.1           Communications Systems, Inc. Stock Plan, as amended

                5.1           Opinion of Lindquist & Vennum P.L.L.P.

                23.1         Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)

                23.2         Consent of Deloitte & Touche LLP, independent registered public accounting firm

                24.1         Power of Attorney (set forth on the signature page hereof)

Item 9. Undertakings.

                The undersigned registrant hereby undertakes:

                (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2)           That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hector, State of Minnesota, on November 16, 2004.

COMMUNICATIONS SYSTEMS, INC.

By	/s/ Paul N. Hanson
Paul N. Hanson
Vice President and Chief Financial Officer

POWER OF ATTORNEY

                The undersigned officers and directors of Communications Systems, Inc. hereby constitute and appoint Curtis A. Sampson and Paul N. Hanson, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on November 16, 2004, in the capacities indicated.

Signature	Title

/s/ Curtis A. Sampson	Chairman of the Board of Directors,
Curtis A. Sampson	and Director (Principal Executive Officer)

/s/ Paul N. Hanson	Vice President, Treasurer and
Paul N. Hanson	Chief Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

Director
Randall D. Sampson

/s/ Edwin C. Freeman	Director
Edwin C. Freeman

/s/ Luella G. Goldberg	Director
Luella G. Goldberg

/s/ Frederick M. Green	Director
Frederick M. Green

/s/ Gerald D. Pint	Director
Gerald D. Pint

Director
Paul J. Anderson

Director
Wayne E. Sampson